UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2006
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On December 13, 2006, we entered into an agreement with Skyview Capital, LLC (which expects to assign its rights and obligations under the agreement to its affiliate, TRM Copy Centers, LLC) (collectively “Buyer”) to sell substantially all of the assets of our U.S. photocopier business to Buyer. Assets excluded from the sale include cash, cash equivalents, short-term investments and motor vehicles. Buyer will assume most liabilities pertaining to the assets sold, except for liabilities relating to our credit facility with Wells Fargo Foothill, Inc., GSO Origination Funding Partners LP and other lenders, employee liabilities arising before closing (such as liabilities under employee benefit plans), intra-company liabilities and similar liabilities. Buyer has agreed to hire certain of the employees involved in our U.S. photocopy business. We have also agreed to license to Buyer the right to use the TRM name and TRM photocopy trademark for use in the photocopy business Buyer acquires from us, subject to the maintenance of suitable quality standards following closing. The parties provided customary representations, warranties, covenants and indemnifications in the agreement.
     The purchase price is $9.2 million, subject to reduction for specified net closing costs and subject to upward or downward adjustment to the extent that the accounts receivable balances transferred by us exceed or are less than specified amounts. In addition, we will receive a credit of $300,000 against fees we must otherwise pay to Buyer pursuant to a Facilities Maintenance Agreement entered into as part of the sale. We discuss the Facilities Maintenance Agreement below. Closing, which is currently scheduled for January 15, 2006, is subject to satisfaction of customary closing conditions.
     In connection with the sale, we will enter into both a Facilities Maintenance Agreement and a Transition Services Agreement. Under the Facilities Maintenance Agreement, Buyer will provide us with routine maintenance, installation, deinstallation, merchandising, upgrade, modification and similar services for our ATMs. We will pay a fee of from $100 to $300 per site visit, plus parts and logistic costs. Fees payable by us will be offset against the $300,000 credit referred to above until the credit has been reduced to zero. The agreement will expire on the later of 45 days from closing or upon the date on which the credit balance is reduced to zero (but not later than six months from closing).
     Under the Transition Services Agreement, the parties will provide each other services in connection with the conversion and transfer of the U.S. photocopy business from us to Buyer, as well as data and customer support needs, including services associated with sales, information technology, accounting, payroll, remittance process, collections and billing. Neither party is obligated to pay fees for transaction services provided under the Transition Services Agreement, although Buyer will incur a per diem charge for use of any facility of ours outside Portland, Oregon and for consumables such as office supplies. The Transaction Services Agreement will terminate 45 days following closing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
Date: December 18, 2006		Title:	Chief Financial Officer